Nevada Gold Paying Down Debt

HOUSTON, May 31, 2012 – Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) (“the Company”) today announced the Company reduced its debt obligations and anticipates further debt reductions over the next three years as a result of the completion of the sale of the Colorado Grande Casino and as a result of its scheduled amortization of its Wells Fargo Gaming Capital loan.

In the last four months, the Company repaid $1.3 million in outstanding debt obligations with proceeds from the sale of the Colorado Grande Casino as well as cash on hand. Under the term of the sale agreement, G Investments, LLC agreed to pay $3.125 million of which $800,000 has been paid in cash and the balance will be paid in the form of a promissory note with interest and significant principal amortization over a five-year period.  The principle amortization and interest proceeds will be used to further reduce a loan which matures on June 30, 2015.

“We are pleased to be given the opportunity to pay down our debt over the next few years, as a result of the sale of the Colorado Grande property and our positive cash flow from operations,” said Robert Sturges, CEO of Nevada Gold. “We believe that the paydown of this loan, in addition to our quarterly $250,000 payments to our primary lender, Wells Fargo Gaming Capital, provides us strong financial flexibility for future growth. Including the latest reduction in debt, we estimate that over the next three years our existing debt should be reduced by 30%.”

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Houston, Texas is a developer, owner and operator of 11 gaming operations in Washington and a slot route operation in Deadwood, South Dakota. The following properties are wholly-owned and operated by Nevada Gold: Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in SeaTac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington, the Golden Nugget Casino located in Tukwila, Washington and the AG Trucano slot route operation in Deadwood, South Dakota. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com

Contacts:

Nevada Gold & Casinos, Inc.

Robert B. Sturges, CEO or Jim Kohn, CFO

(713) 621-2245

ICR

Don Duffy

(203) 682-8200